Exhibit 23. CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of McDonald’s Corporation and the related prospectus of our reports dated February 20, 2006 with respect to the Consolidated financial statements of McDonald’s Corporation, McDonald’s Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of McDonald’s Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

Commission File No.
FORM S-8	FORM S-3

33-09267	33-00001

33-24958	33-64873

33-49817	333-25899

33-50701	333-59145

33-58840	333-60170

333-03409	333-82920

333-65033	333-92212

333-36776	333-120453

333-36778

333-71656

333-121092

333-115770

Chicago, Illinois	ERNST & YOUNG LLP

February 23, 2006

McDonald’s Corporation	59